Consent of Independent Registered Public Accounting Firm

The Oncology Institute, Inc.
Cerritos, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261740, 333-265065 and 333-267324) and Form S-8 (No. 333-262903 and 333-264871) of The Oncology Institute, Inc. of our report dated March 16, 2023, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
Costa Mesa, California
March 16, 2023